As filed with the Securities and Exchange Commission on April 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Viking Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	46-1073877
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Viking Therapeutics, Inc.

12340 El Camino Real, Suite 250

San Diego, CA 92130

(858) 704-4660

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian Lian, Ph.D.

President and Chief Executive Officer

Viking Therapeutics, Inc.

12340 El Camino Real, Suite 250

San Diego, CA 92130

(858) 704-4660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq. Paul Hastings LLP 1117 S. California Avenue Palo Alto, California 94304 (650) 320-1804	Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  (Registration No. 333-208182)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)
Common Stock, par value $0.00001 per share	1,631,757	$1.25	$2,039,696	$205.40
Warrants to purchase Common Stock, par value $0.00001 per share(5)	—	—	—	—
Common Stock, par value $0.00001 per share, issuable upon exercise of Warrants(6)	1,631,757	$1.50	$2,447,636	$246.48
Total:	3,263,514	—	$4,487,332	$451.88

(1)	Includes 212,838 additional shares of common stock and 212,838 additional shares of common stock subject to warrants that the underwriters have the option to purchase to cover over-allotments.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act.
(3)	The Registrant is registering $4,487,332 of proposed maximum aggregate offering price pursuant to this Registration Statement, which is in addition to the amount registered pursuant to the Form S-1 Registration Statement (Registration No. 333-208182).
(4)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(5)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	For each share of common stock sold, investors will receive a warrant to purchase one share of common stock, to be exercisable at a price per share of $1.50.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

Explanatory Note and Incorporation By Reference

This Registration Statement on Form S-1 relating to the public offering of shares of common stock and warrants to purchase shares of common stock of Viking Therapeutics, Inc. (the “Registrant”) contemplated by the Registration Statement on Form S-1 (File No. 333-208182), as amended (the “Prior Registration Statement”), is filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, solely to increase the number of shares of common stock offered by the Registrant by 3,263,514 shares of common stock, comprised of: (i) 1,631,757 shares of common stock, and (ii) 1,631,757 shares of common stock issuable upon exercise of warrants, including shares and/or warrants to purchase shares of common stock that may be sold pursuant to an option to purchase additional shares and/or warrants granted to the underwriters. The contents of the Prior Registration Statement, including all exhibits thereto, which was declared effective by the Securities and Exchange Commission on April 7, 2016, are hereby incorporated by reference.

The Registrant hereby (i) undertakes to pay the Commission the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount as soon as practicable (but no later than the close of business on April 8, 2016) and (ii) certifies that it has sufficient funds in the relevant account to cover the amount of such filing fee.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 7, 2016.

VIKING THERAPEUTICS, INC.

By:	/s/ Brian Lian, Ph.D.
Brian Lian, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Lian, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2016
Brian Lian, Ph.D.

/s/ Michael Morneau	Chief Financial Officer (Principal Accounting and Financial Officer)	April 7, 2016
Michael Morneau

*	Director	April 7, 2016
Lawson Macartney, DVM, Ph.D.

*	Director	April 7, 2016
Matthew W. Foehr

*	Director	April 7, 2016
Matthew Singleton

*	Director	April 7, 2016
Stephen W. Webster

*By:	/s/ Brian Lian, Ph.D.
Brian Lian, Ph.D.
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul Hastings LLP (contained in Exhibit 5.1).

24.1†	Power of Attorney (contained in the signature page to this registration statement).

†	Filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-208182) initially filed with the Commission on November 24, 2015.